Exhibit 99.1

FOR IMMEDIATE RELEASE

The Princeton Review Completes Acquisition of Penn Foster,

Online Learning and Career Education Leader

Framingham, MA, December 8, 2009 –The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and educational support services, today announced that it has completed the acquisition of Penn Foster Education Group, Inc. The final purchase price was $170 million in cash, subject to post-closing adjustments.

Penn Foster, one of the oldest and largest online career education companies in the U.S., will operate as a wholly-owned subsidiary of The Princeton Review. Penn Foster will continue to be based in Scranton, Pennsylvania and will use its existing brands and remain under the leadership of its current management team. In connection with the acquisition, The Princeton Review announced that Stuart Udell, Penn Foster’s CEO, would also become The Princeton Review’s President, Post Secondary Education.

“Penn Foster has strong expertise and leadership in both online learning and career education—two primary drivers of the education market, and great complements to our existing business,” said Michael Perik, President and CEO of The Princeton Review. “While the traditional college enrollment targeted by our Test Prep business remains healthy, the addition of Penn Foster will enable The Princeton Review to efficiently expand our education footprint, develop new partnerships with a variety of organizations, and immediately take advantage of favorable market dynamics.”

The Princeton Review noted that career education is a growing segment of the education sector. Industry sources estimate that 75% of today’s workforce will require retraining just to maintain their current jobs, and that 40% of all new jobs will require a post-secondary degree as the migration to a knowledge-based economy continues. In recognition of this trend, the Obama Administration has expressed its desire to provide $9 billion in funding for job training programs. Online education is experiencing similar development, with enrollment growing 33 percent annually since 2000. Eduventures estimates that more than 1 in 10 students acquire their degree entirely through online programs, and this figure is expected to increase by over 50% in just four years.

A total of $205 million in new financing for the deal was provided by a group of lenders and investors that includes some of the country’s leading institutions, including The Princeton Review’s existing preferred stock investors.

General Electric Capital Corporation provided a $10 million senior secured revolving credit facility and a $40 million senior secured term loan. Affiliates of Sankaty Advisors, LLC purchased senior subordinated notes in the aggregate amount of $25 million, junior subordinated notes in the aggregate amount of $12.5 million, and the entire principal amount of a second lien bridge loan of $40 million. Falcon Strategic Partners III, LP and its affiliated funds purchased senior subordinated notes in the aggregate amount of $25 million, junior subordinated notes in the aggregate amount of $12.5 million, and $15 million of Series E non-convertible preferred stock of The Princeton Review. Bain Capital Venture Fund 2007, L.P. and its affiliated funds acquired $36 million of Series E preferred stock in exchange for all shares of Series C convertible preferred stock of The Princeton Review held by it and its affiliated funds, and BCVI-TPR Integral L.P. (another affiliate of Bain Capital Ventures) purchased $25 million of Series E preferred stock. Prides Capital Fund I LP exchanged all shares of Series C convertible preferred stock of The Princeton Review held by it for $18 million of Series E preferred stock.

As an inducement to join The Princeton Review, the Company granted 200,000 restricted stock units and 300,000 stock options to Mr. Udell. All of the restricted stock units and options vest over the next four years in equal quarterly installments. The exercise price of the options, which expire in ten years, is equal to the closing price of the common stock on the date of the closing of the acquisition. The restricted stock units and options were granted outside of The Princeton Review’s 2000 Stock Incentive Plan and as inducement grants pursuant to the NASDAQ Marketplace Rules.

About The Princeton Review

The Princeton Review (Nasdaq: REVU) has been a pioneer and leader in helping students achieve their higher education goals for more than 25 years through college and graduate school test preparation and private tutoring. With more than 165 print and digital publications and a free website, www.PrincetonReview.com, the Company provides students and their parents with the resources to research, apply to, prepare for, and learn how to pay for higher education. The Princeton Review also partners with schools and guidance counselors throughout the U.S. to assist in college readiness, test preparation and career planning services, helping more students pursue postsecondary education.

About Penn Foster

Penn Foster College, Penn Foster Career School, and Penn Foster High School are part of Penn Foster, Inc., a global leader in distance education. For more than 118 years, Penn Foster has been providing career-focused training programs in the fields of health care, business, technology, automotive technology, and select trades. Nationally and regionally accredited Penn Foster High School serves more than 40,000 online students seeking individual courses or a complete diploma program. Penn Foster Career School (www.PennFoster.edu) and Penn Foster High School (www.PennFosterHighSchool.com) are headquartered in Scranton, PA, with regional offices in Montreal, Canada.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

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For further information

Investors:	Steve Richards
The Princeton Review
508-663-5053
SRichards@Review.com

Media:	Alex Stanton
Stanton Public Relations & Marketing
212-780-0701
AStanton@StantonPRM.com

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